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                                                                   EXHIBIT 99(c)

                              EMPLOYMENT AGREEMENT
                              --------------------

       AGREEMENT made as of the 9th day of March, 1995, between THE PUTNAM TRUST COMPANY OF GREENWICH, a Connecticut state bank and trust company having its principal office at 10 Mason Street, Greenwich, Connecticut (hereinafter the "Bank"), and MICHAEL A. SELIKOFF, an individual residing at 6 Fermilly Lane, Westport, Connecticut 06880 (hereinafter the "Executive").

       The Executive is presently employed by the Bank as Senior Vice President
- - Trust Division.

       The Board of Directors of the Bank (the "Board") desires to provide for the continued employment of the Executive and to make certain changes in the Executive's employment arrangements with the Bank which the Board has determined will reinforce and encourage the continued attention and dedication to the Bank of the Executive as a member of the Bank's management, in the best interest of the Bank and its shareholders. The Executive is willing to commit himself to continue to serve the Bank, on the terms and conditions herein provided.

       In order to effect the foregoing, the Bank and the Executive wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be
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legally bound hereby, the parties hereto agree as follows:

1. Employment
   ----------

       The Bank hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Bank, on the terms and conditions set forth herein.

2. Term
   ----

       The employment of the Executive by the Bank hereunder will commence on the date hereof and end on July 25, 1996, and will be automatically renewed, until Executive's normal retirement age as defined in Section 4 of the Bank's Retirement Plan dated January 1, 1953, as amended and restated, (Normal Retirement Date), for successive two (2) year periods, unless either party notifies the other in writing of the intention not to renew at least ninety (90) days prior to the renewal date; provided however that in the event of a change in control as defined in paragraph 6(d) hereunder, this agreement shall be automatically renewed for a period of three (3) years from the date of such change in control or until Executive's Normal Retirement Date whichever first occurs (the Term).

3. Position and Duties
   -------------------

       The Executive shall serve as Senior Vice President - Trust Division of the Bank and shall have such responsibilities and authority as may from time to time be reasonably assigned to the Executive by the Board or the Chief Executive Officer of the Bank. The Executive shall devote substantially all his

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working time and efforts to the business and affairs of the Bank.

4. Place of Performance
   --------------------

       In connection with the Executive's employment by the Bank, the Executive shall be based at the principal executive offices of the Bank, or at such other location as may be reasonably determined by the Bank or the Chief Executive Officer of the Bank.

5. Compensation and Related Matters
   --------------------------------

       (a) Salary. During the period of the Executive's employment hereunder,
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the Bank shall pay to the Executive a salary at a rate of $100,000.00, payable in installments in accordance with the Bank's normal payroll practices. This salary may be increased from time to time in accordance with normal business practices of the Bank and, if so increased, shall not thereafter during the term of this Agreement be decreased. Compensation of the Executive by salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Bank. The salary payments (including any increased salary payments) hereunder shall not in any way limit or reduce any other obligation of the Bank hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Bank to pay the Executive's salary hereunder.

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       (b) Expenses. During the term of the Executive's employment hereunder,
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the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Bank, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Bank.

       (c) Other Benefits. The Bank shall maintain in full force and effect, and
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the Executive shall be entitled to continue to participate in, all of its employee benefit plans and arrangements in effect on the date hereof or plans or arrangements providing the Executive with at least equivalent benefits thereunder (including without limitation each pension and retirement plan and arrangement, supplemental pension and retirement plan and arrangement, performance unit plan, life insurance and health-and-accident plan and arrangement, medical insurance plan, disability plan, survivor income plan, relocation plan and vacation plan). The Bank shall not make any changes in such plans or arrangements which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executives of the Bank and does not result in a proportionately greater reduction in the rights of or benefits

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to the Executive as compared with any other executive of the Bank. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Bank in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to paragraph (a) of this Section. Any payments or benefits payable to the Executive hereunder in respect of any calendar year during which the Executive is employed by the Bank for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed.

       Until such time as the Executive shall become eligible to participate fully in the Bank's Profit-Sharing Plan for Employees of the The Putnam Trust Company of Greenwich, the Bank will provide the Executive with the same benefit to which he would have been entitled if he had been fully eligible and vested as of July 1, 1994, other than benefits derived from the tax treatment of benefits provided under such plan.

       (d) Vacations. The Executive shall be entitled to the number of vacation
           ---------
days in each calendar year, and to

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compensation in respect of earned but unused vacation days, determined in accordance with the Bank's vacation plan. The Executive shall also be entitled to all paid holidays given by the Bank to its executives.

       (e) Services Furnished. The Bank shall furnish the Executive with office
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space, stenographic assistance and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties as set forth in Section 3 hereof.

       (f) Incentive Stock Option. The Bank has granted to the Executive
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incentive stock options covering 5,000 shares of the Bank's common stock pursuant and subject to the Bank's Stock Option Plan. The exercise price for the options shall be the fair market value (as defined in the Plan) as of the date of grant, which shall be July 25, 1994. The options shall become exercisable with respect to one-fifth of the shares (i.e., 1,000 shares) on the date of grant and an additional one-fifth shall become exercisable on the first, second, third and fourth anniversaries of that date, provided that on each such anniversary the Executive is in the employ of the Bank and provided further that in the event of a change in control of the Bank (as defined below) at a time when the Executive is in the employ of the Bank, all such options shall become immediately exercisable.

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6. Termination
   -----------

       The Executive's employment hereunder may be terminated:

       (a) by the death of the Executive.

       (b) by the disability of the Executive. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six (6) consecutive months, and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such six-month period) shall not have returned to the performance of his duties hereunder on a full-time basis, the Bank may terminate the Executive's employment hereunder.

       (c) by the Bank for cause. For purposes of this Agreement, the Bank shall have "Cause" to terminate the Executive's employment hereunder upon (A) the continued failure by the Executive to substantially perform his duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), or (B) the engaging by the Executive in grossly negligent or willful conduct which is materially injurious to the Bank, monetarily or otherwise. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without (i) reasonable notice to the Executive setting forth the reasons for the Bank's intention to terminate for Cause, (ii) an opportunity for the Executive, together with his counsel, to

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be heard before the Chief Executive Officer of the Bank, and (iii) delivery to the Executive of a Notice of Termination from the Chief Executive Officer of the Bank finding that in the good faith opinion of such executive the Executive was guilty of conduct set forth above in clauses (A) or (B) of the preceding sentence, and specifying the particulars thereof in detail; or

       (d) by the Executive upon the occurrence of any of the following events:

    (i) subsequent to a change in control of the Bank (as defined below), the failure to elect or re-elect the Executive to, or removal of the Executive from, the office held by him prior to the change of control;

    (ii) subsequent to a change in control of the Bank (as defined below), a significant change in the nature or scope of the authorities, powers, functions or duties attached to the Executive's position, or a reduction in compensation, bonus and benefits plans to the Executive;

    (iii) subsequent to a change in control of the Bank (as defined below), an involuntary change in the location of the Executive's work place or substantial change in his working hours.

       An election by the Executive to terminate his employment under this section shall not be deemed a voluntary termination of employment for the purpose of this Agreement or any plan or practice of the Bank.

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       For purposes of this Agreement, a "change in control" shall be deemed to have occurred if and when (a) any "person" (as such term is defined in Sections 3(a)(9), 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Bank representing twenty-five percent (25%) or more of the combined voting power of the Bank's then outstanding securities or (b) during any period of twenty-four
(24) consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such twenty-four (24) month period were directors of the Bank cease for any reason to constitute at least a majority of the Board of Directors of the Bank.

       (e) "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to subsection (b) above, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if the Executive's employment is terminated pursuant to subsection (c) above, the date specified in the Notice of Termination, and (iv) if the Executive's employment is terminated pursuant to subsection (d) or for any other reason, the date on which a Notice of Termination is given; provided that if within thirty

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(30) days after any Notice of Termination is given the party receiving such
Notice of Termination notifies that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the date for appeal therefrom having expired and no appeal having been perfected).

7. Compensation upon Termination
   -----------------------------

       (a) If, in breach of this Agreement, the Company shall terminate the Executive's employment for any reason other than for cause, death or disability, or the Executive shall terminate his employment for any of the reasons described in Section 6(d), then (i) the Bank shall pay the Executive his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given; (ii) in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Bank shall pay as severance pay to the Executive in a lump sum an amount equal to his average annual compensation from the Bank over the five-year period prior to the change in control for three (3) years or for that period from the Date of Termination until the Normal Retirement Date, whichever period is shorter. Such annual compensation shall consist of the Executive's base

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salary plus any executive performance award or bonus under the Company's Annual
Executive Incentive Plan or form any other source; (iii) if Termination of the Executive's employment arises out of a breach by the Bank of this Agreement, the Bank shall pay all other damages to which the Executive may be entitled as a result of such breach, including damages for any and all loss of benefits to the Executive under the Bank's employee benefit plans which the Executive would have received if the Bank had not breached this Agreement and had the Executive's employment continued for the full term provided in Section 2 hereof, and including all legal fees and expenses incurred by him as a result of such termination; (iv) the Bank shall maintain in full force and effect, for the continued benefit of the Executive for three (3) years after the Date of Termination or until Normal Retirement Date, whichever first occurs, all employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event the Executive's participation in any such plan or program is barred, the Bank shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred,

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and (v) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 7(a) by seeking other employment or otherwise.

       (b) If the Executive's employment shall be terminated for Cause, the Bank shall pay the Executive his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Bank shall have no further obligations to the Executive under this Agreement.

       (c) If the Executive's employment shall be terminated by death or disability as defined herein, or if the Executive terminates his employment for reasons other than as enumerated in Paragraph 6(d), the Bank shall have no further obligations to the Executive under this Agreement.

8. Executive's Covenants
   ---------------------

       (a) For a period of two years after the cessation of the Executive's employment with the Bank, the Executive shall not, directly or indirectly in any manner or under any circumstances or conditions whatsoever, on his own behalf or on behalf of others, without the express written consent of the Bank: (i) solicit any person employed by the Bank at the time of termination of the Executive's employment or within the preceding twelve-month period, to leave the employ of the Bank or to render services to any business which competes with the business of the Bank; or (ii) solicit any person who was a customer of the Bank at the time of termination of the

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Executive's employment or within the preceding twelve-month period, to transact banking, fiduciary or trust business.

       (b) The Executive acknowledges that some of the information which he will acquire in the course of his employment with the Bank concerning Bank policies, business methods, products, systems, customer lists, marketing programs, ideas, plans concerning business or product development, and other such matters is valuable proprietary information and may constitute trade secrets of the Bank. Therefore, the Executive agrees that he shall take all reasonable and necessary steps during the term of his employment and thereafter to safeguard such information and he shall not disclose the same to any person or firm, except as necessary in the course of performing his duties on behalf of the Bank hereunder. Further, upon termination of his employment hereunder, the Executive agrees that he will deliver to the Bank any and all records, files, lists or other documents containing information within the scope of the foregoing description, including, without limitation, the Executive's records of contacts with customers and potential customers.

       (c) The Executive hereby acknowledges that his services are unique and extraordinary, and are not readily replaceable, and hereby expressly agrees that the Bank in enforcing the foregoing covenants, in addition to any other remedies provided for herein or otherwise available at law,

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shall be entitled in any court of equity having jurisdiction to an injunction restraining him in the event of such a breach, actual or threatened, of such covenants. The parties hereto believe that the foregoing covenants are reasonable. However, if at any time it shall be determined by any court of competent jurisdiction that said Section or any portion of it, as written, is unenforceable for any reason, the parties hereto agree that such portions as shall have been determined to be unenforceable shall thereupon be deemed so amended as to make such restrictions lawful in the determination of such court, and the said covenants, as so modified, shall be enforceable between the parties to the same extent as if such amendments had been made prior to the date of any alleged breach of said covenants;

       (d) Upon termination or cessation of the Executive's employment for any reason whatsoever, either upon or prior to the expiration of the term of employment, the Executive shall continue to be bound by the covenants set forth in this section.

9. Successors; Binding Agreement
   -----------------------------

       (a) The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same

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extent that the Bank would be required to perform it if no such succession had taken place. Failure of the Bank to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Bank in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment as provided for in Section 6(d), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

       (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

       10. Notice For the purposes of this Agreement, notices, demands and all
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other communications provided for in the Agreement shall be in writing and shall be deemed sufficient if sent by registered mail, return receipt requested, to the Executive's residence in the case of the Executive or to the Bank's principal office in the case of the Bank.

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       11. Miscellaneous No provisions of this Agreement may be modified, waived
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or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Bank's Chief Executive Officer or such other officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall supercede and replace in its entirety any other agreement of employment between the Executive and the Bank, including that certain agreement made as of May 20, 1994. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut.

       12. Validity The invalidity or unenforceability of any provision or
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provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

       13. Counterparts This Agreement may be executed in one or more
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counterparts, each of which shall be deemed to be an

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original but all of which together will constitute one and the same instrument.

       14. Arbitration Any dispute or controversy arising under or in connection
           -----------
with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction; provided, however, that the Bank shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of this Agreement, and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Bank posting any bond. The expense of such arbitration shall be borne by the Bank.

       IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

Attest:                                 THE PUTNAM TRUST COMPANY OF
                                          GREENWICH


By   /s/ Gregory S. Hannigan              By   /s/ Michael M. Cassell
  -----------------------------             ----------------------------
                                            Name: Michael M. Cassell
                                            Title: President and
                                            Chief Executive Officer


Attest:                                     EXECUTIVE


By   /s/ Lillian Schauer                       /s/ Michael A. Selikoff
  -----------------------------             -----------------------------
                                            Michael A. Selikoff

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